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                                                                   EXHIBIT 10.21

February 17, 2000

R. Scott Turicchi
2121 Avenue of the Stars
33rd Floor
Los Angeles, CA 90067

Dear Scott:

On behalf of JFAX.COM, I am pleased to offer you the position of Executive Vice President. Your start date with JFAX.COM will be on or about February 29, 2000. You will report directly to Steven J. Hamerslag, our Chief Executive Officer, and will be based in our offices in Hollywood, California.

Your starting base salary will be $225,000 annually. You will be eligible for an annual bonus of up to 50% of your base salary depending on your performance as determined in accordance with JFAX.COM's Incentive Compensation Bonus Plan. After the first year of employment, your base salary and incentive compensation may be increased based on the achievement of milestones mutually agreed to with the Board of Directors and me.

The company will issue you 85 shares of the company's newly created Series B Convertible Preferred Stock (each share of which has de minimus priority and is convertible at the option of the holder for no consideration into 10,000 shares of JFAX.COM common stock). In exchange for these shares, you will issue a promissory note to the company in an amount equal to the product of 85, multiplied by 10,000, multiplied by $5.00, the closing price per share for JFAX.COM common stock as reported on NASDAQ on the date prior to the date hereof (the "Issue Price"), less the sum of $10,000, which shall be payable in cash or check at the time of the stock issuance. The note will be secured by a pledge of the 85 shares of Series B Convertible Preferred Stock, will accrue interest at the one-year Treasury-note rate, with non-compounded interest calculated annually on the anniversary date and payable in arrears at maturity, and will mature 5 years following issuance. The note shall be recourse to you, but we agree that your personal liability shall not exceed an aggregate total equal to 20% of the sum of principal plus accrued interest on the note. You will grant the company the right to repurchase all of your 85 shares of Series B Convertible Preferred Stock (at a price per share equal to the product of 10,000 multiplied by the Issue Price) in the event that your employment with the company terminates for any reason; provided, that this repurchase right will (1) only apply to 63.75 shares following the first anniversary of your employment, to 42.5 shares following the second anniversary of your employment, and to 21.25 shares following the third anniversary of your employment; (2) expire completely following the fourth anniversary of your employment; and (3) expire completely upon a change of control of the company (defined as a single party or affiliated group, not currently affiliated with the company, acquiring a majority of the outstanding shares of common stock of the company).
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Your shares of Series B Convertible Preferred Stock will be delivered into escrow under an Escrow Agreement and will be convertible only after they have been delivered out of escrow, which will require at least proportionate payment of the note and expiration of the company's repurchase right with respect to the shares to be delivered out of escrow.

In the event you are terminated without Cause (as defined below) within the first 24 months from your start date, you will be entitled to salary and benefits and the company's repurchase right with respect to your shares of Series B Convertible Preferred Stock will terminate (in addition to any shares with respect to which such right has already terminated) according to the following schedule:

                        (Additional) Shares
                          Unencumbered by
 Termination Period      Repurchase Right         Salary / Benefits
--------------------    -------------------    -----------------------

Months 1-12                   21.25            Up to 12 months, but
                                               only to the extent
                                               comparable employment
                                               is not secured

Months 13-24                  10.625           Up to 6 months,  but
                                               only  to the extent
                                               comparable employment
                                               is not secured

After 24 months               None             3 months, but only  to
                                               the extent comparable
                                               employment is not
                                               secured

Additionally, the company will include you in its D&O liability policy. Currently, the company maintains $40 million of such coverage. In the future, you will be included in any future D&O liability policy which the company obtains.

In the event that I or the Board of Directors identifies Cause for termination of your employment, you shall be provided with written notice of such cause and given thirty (30) days to remedy the situation to my or the Board's reasonable satisfaction (except that no such notice or right to cure shall be afforded in the case of a Cause event described in the clauses (i), (ii), or (v) of the following definition thereof). "Cause" is defined as any: (i) indictment for or commission of a felony or of any other crime involving moral turpitude, fraud or dishonesty (including without limitation theft, larceny or embezzlement of any of the company's property); (ii) intentional material violation of any confidentiality obligations to the company; (iii) material dereliction of duty;
(iv) breach of any material term of this agreement or failure to follow any lawful directive of the Board of Directors consistent with your duties hereunder; or (v) engaging in harassment of other employees (provided that it is understood that mere allegation of harassment shall not constitute Cause unless supported by reasonably probative evidence). In addition, constructive "without Cause" termination will be deemed to occur if: (i) your place of employment is changed by more than 25 miles without your consent; or
(ii) there is a material change in your duties or responsibilities without your consent, or (iii) there is a change in your reporting relationship directly to the CEO or Board of Directors as provided herein, or (iv) you terminate your employment for any reason upon or within 12 months after occurrence of a change-in-control corporate transaction (as defined in the JFAX.COM Stock Option Plan). Upon the occurrence of any termination without Cause or any constructive "without Cause" termination, the company's repurchase right will terminate with respect to the applicable number of your shares of Series B Convertible Preferred Stock and the applicable severance payments will be due.

You will be eligible to participate in the benefit programs, including medical, dental, vision, life, and 401(k) available to JFAX.COM employees on the first day of the month after your 90-day orientation period (actual plan enrollment dates are governed by the individual plan). The company participation is 50% of the "HMO" cost of medical, dental, and vision. Your vacation will be 15 days annually. We will attempt to have the 90-day eligibility period waived for such purposes, but if we cannot legally do so, then we will reimburse you for the cost of any COBRA medical insurance payments made by you with respect to the first 90 days of your employment with the company.

You will also be responsible for reading, and following, our employee handbook and expense guidelines, except to the extent otherwise provided herein or to the extent that any such provisions (in particular, the Gifts & Gratuities and Work Development & Review sections) are not appropriate for an executive-level employee. In particular, the Work Development & Review and Employment At Will Relationship sections will not apply to you, but only to the extent the provisions of such sections are inconsistent with the company's severance obligations hereunder. Among other things, we understand that you have participated in other investments and business projects (such as film production) and may do so in the future so long as they are not competitive with and do not materially interfere with your employment by JFAX.COM.

You will also be provided with appropriate secretarial/assistant support (on at least a one-half shared basis with another key executive) and be provided with a notebook computer acceptable to you for business use.

The employment regulations requires that you complete a Form W-4 and Form I-9 upon employment providing verification of your legal right to work in the U.S. To acknowledge your acceptance of this employment offer, please sign and return this letter as soon as possible (prior to your first day of employment). A copy is enclosed for your records.

This agreement is subject to approval by the Board of Directors of the company, which the company agrees to obtain no later than March 3, 2000, and failing which you will have the right to terminate this agreement.
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We look forward to you joining our team, and we are confident that you will contribute to the continued growth and success of JFAX.COM.


Sincerely,


/s/ Richard S. Ressler
Richard S. Ressler
Chairman


ACCEPTED BY:


/s/ R. Scott Turicchi
-------------------------
R. Scott Turicchi

DATE: March 6, 2000